EXHIBIT 99.1

CONTACTS:
MEDIA: Justin Scott
(816) 201-6438 jscott@cerner.com

INVESTORS: Allan Kells
(816) 201-2445 akells@cerner.com

CERNER AMPLIFIES ON ANNOUNCEMENT BY NHS NATIONAL PROGRAMME FOR IT

KANSAS CITY, Mo. and LONDON—Dec. 8, 2003—England’s National Health Service (NHS) National Programme for IT today announced the suppliers for two of the five regions in its ongoing procurement effort. While Cerner Corp. continues to be a finalist in all three of the remaining regions, the company was not selected in either the North East or London regions.

“We obviously are disappointed by the announcement,” said Neal Patterson, chairman and chief executive officer of Cerner. “Every piece of feedback that we received indicated that Cerner not only met or exceeded the rigorous technical requirements that were set forth, but also was the clear choice of the clinician community. In the end, we are left to assume that other factors were determining.”

As part of the government’s announcement, Richard Granger, the director general of NHS IT, indicated that the suppliers for the remaining three regions (Eastern; North West & West Midlands; and Southern) would be announced “by the end of the year.” These regions account for approximately 70 percent of the population of England.

“Both the NHS and Cerner have a common purpose: to elevate care quality and deliver value for money,” said Patterson. “We are hopeful that our shared vision coupled with our strong performance thus far on the Electronic Booking Service initiative makes us a compelling candidate to play a broader role in the NHS’s modernisation efforts.”

Cerner and partner SchlumbergerSema won the Electronic Booking Service contract in October.

Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner’s logo. Nasdaq: CERN, www.cerner.com.

This release may contain forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “assume,” “hopeful,” “compelling” and similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, stock price may be volatile, market risk of investments, changes in the health care industry, significant competition, the Company’s proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of the Company’s software by the U.S. Food and Drug Administration or other government regulation, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of the Company’s software, and risks associated with the Company’s global operations. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.